Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT, dated as of March 24, 2005, is made by and between Express Scripts, Inc. (the “Company”) and Barrett A. Toan (the “Executive”).

WITNESSETH:

WHEREAS, Executive is employed as Chief Executive Officer of the Company and as Chairman and director of the Company's Board of Directors (the “Board”) pursuant to an employment agreement with the Company dated April 1, 1999 as amended (the "Employment Agreement");

WHEREAS, such Employment Agreement expires on March 31, 2005, (the "Commencement Date");

WHEREAS, the Company desires and has requested that after the Commencement Date and through the date of the Company's 2006 Annual Meeting, Executive serve as the non-executive Chairman of the Board and as a consultant to the Company;

WHEREAS, the Company has agreed that it will nominate Executive as part of the Company-recommended slate of directors at the Company's 2005 Annual Meeting;

WHEREAS, Executive has agreed to serve as the non-executive Chairman of the Board if elected and to be available at the Company's request to render services to the Company as a consultant from the Commencement Date through the date of the Company's 2006 Annual Meeting;

WHEREAS, the Company and Executive desire to set forth the terms and conditions of his service as non-executive Chairman of the Board and of his service as a consultant after the Commencement Date;

WHEREAS, the parties agree the Employment Agreement shall remain in full force and effect through the Commencement Date and shall thereafter expire, and further agree that Executive shall be entitled to all compensation and benefits under the Employment Agreement as of such date (or, as applicable, such earlier date as may be specified in the Employment Agreement) in accordance with and subject to the terms of the Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth below, the Company and Executive agree as follows:

1.  Duties, Responsibilities & Status.

A.  Non-Executive Chairman of the Board.   During the Term of this Agreement (as defined in Section 2(A), below), and subject to his election to the Board, Executive shall serve as the non-executive Chairman of the Board and, subject to the direction of the Board from time to time, shall have all duties and responsibilities commensurate with such position including without limitation, establishing and reviewing Board agendas; directing Board information requests to the Company; presiding at Board meetings; providing directors education on relevant issues; together with the Chief Executive Officer of the Company, acting on behalf of the Company with respect to government relations (both legislative and administrative) and non-financial public relations including acting as spokesperson for the Company on such topics; acting as adviser on such specific issues and projects as may be assigned by the Board or any of its committees including litigation advice, strategic planning review, review of succession planning for the Company's senior officers, review of the Company's annual budget with the Company's Chief Executive Officer prior to presentation of such budget to the Board; acting as adviser to the Company's Chief Executive Officer as may be requested by the Chief Executive Officer; acting as a representative for the Company in community involvement matters (including Civic Progress); and serving as a member of the Board of Directors of ESI Foundation.

B.  Consulting.   During the Term of this Agreement (as defined in Section 2(A), below), Executive shall be available to render consulting services to the Company on such matters as the Company may request and that are mutually agreed upon by Executive and the Company ("Consulting Services"); provided, that the times at which Executive provides consulting services shall be requested with reasonable notice and mutually agreed to by Executive, which consent shall not be unreasonably withheld; provided, further, that  Executive shall not be required to render Consulting Services pursuant to this Agreement in excess of 35 hours per month. The Company may request that Executive provide Consulting Services in excess of 35 hours per month and Executive may agree to provide such additional consulting services ("Additional Consulting Services") and upon providing such Additional Consulting Services shall receive additional compensation as set forth in Section 3(C) hereof. Consulting Services and Additional Consulting Services shall be rendered at the Company’s corporate headquarters in Maryland Heights, Missouri or at such other location which is mutually agreed to by the Company and Executive.

C.  Independent Contractor Status.   During the Term, Executive shall be an independent contractor, and not an employee of the Company, in all matters pertaining to providing Consulting Services or Additional Consulting Services hereunder, and Executive shall not have the authority to assume, create or incur any liabilities or obligations of any kind (express or implied) against or on behalf of the Company. Further, Executive shall not be entitled to any compensation or to participate as an employee in any of the fringe or employee benefit programs of the Company except as otherwise expressly provided herein.

2.  Agreement Term & Termination.

A.  Agreement Term.   The Term of this Agreement shall commence the day after the Commencement Date (the “Effective Date”) and shall end on the date of the Company's 2006 Annual Meeting unless earlier terminated as provided in Section 2(B), below.

B.  Early Termination of the Agreement.   Subject to Section 3(G), below, this Agreement (i) may be terminated at any time and for any reason by the Board upon giving written notice to Executive, (ii) may be terminated at any time and for any reason by the Executive upon giving written notice at least thirty (30) days in advance of such termination and (iii) shall be terminated upon Executive's death or Disability (as defined in 2(C), below).

C.  Disability.   For purposes of this Agreement, “Disability” shall mean a mental or physical condition which, in the opinion of a physician selected by Executive with the consent of the Company (whose consent shall not be unreasonably withheld), renders Executive unable or incompetent to carry out the duties specified herein and which is expected to be permanent or to last for an indefinite duration.

D.  Failure to Elect to Board.   The failure of the shareholders of the Company to elect Executive to serve on the Board at the 2005 Annual Meeting shall not constitute a termination or breach of this Agreement by the Company, and the provisions of this Agreement pertaining to Executive’s consulting services to the Company shall remain in full force and effect.

E.  Termination before Effective Date.   This Agreement shall terminate and be of no further force and effect if Executive’s employment under the Employment Agreement shall terminate for any reason prior to the Effective Date.

3.  Compensation and Equity.

A.  Compensation for Services as Non-Executive Chairman.   For his service as non-executive Chairman of the Board pursuant to Section 1(A), above, the Company shall pay Executive annual compensation at such times and in such amount as the Company pays under the plan or policy generally in effect for directors on the Board from time to time. In addition, Executive shall receive options (the "Director Options") in accordance with the Company's plan or policy in effect generally for directors of the Board; provided that, notwithstanding any term in such plan or policy to the contrary, Executive's Director Options shall be 100% fully vested no later than the earlier of (i) the first anniversary of the grant date of such Director Options and (ii) the date of the Company's 2006 Annual Meeting, provided that in either case he continues to serve as a director on the Board through such date.

B.  Compensation for Consulting Services.   During the Term, Executive shall receive compensation for Consulting Services pursuant to Section 1(B), above, in the amount of $30,000 per month payable on such dates and in such manner as agreed upon by the Company and Executive which dates shall not be later than the fifteenth (15th) day of the month following the month for which such compensation is payable (e.g., no later than May 15th for amounts due with respect to April).

C.  Compensation for Additional Consulting Services.   In the event the Company requests and Executive agrees to provide Additional Consulting Services (as defined in Section 1(B), above), the Company shall pay Executive an amount equal to $7500 per day for such Additional Consulting Services, and such amounts shall be payable on the same dates and manner as provided in 3(B), above.

D.  Expense Reimbursement.   Executive shall be entitled to be reimbursed for any and all out-of-pocket expenses paid by Executive in connection with or related to the services provided pursuant to this Agreement subject to providing such documentation as may be required under the Company's applicable policies or programs. In addition, the Company shall reimburse Executive for all out-of-pocket expenses (including without limitation, travel, lodging and conference fees) for attending one (1) conference of Executive's choice on corporate governance issues in calendar year 2005.

E.  Additional Benefits.

     (i)  Indemnification. To the extent permitted by applicable law, Executive shall be indemnified and held harmless with respect to his role as a director and non-executive Chairman of the Board during the Term of this Agreement and thereafter to the same extent as other officers and directors of the Company; and to the extent permitted by applicable law, the Executive shall be indemnified and held harmless with respect to his role as a consultant and with respect to the Consulting Services and any Additional Consulting Services to the same extent and for the same period as he is indemnified as a director and non-executive Chairman of the Board.

              (ii)  D&O Coverage. To the extent permitted by applicable law and to the extent such coverage is available at commercially reasonable rates, Executive shall be entitled to D&O coverage during the Term of this Agreement and for a total period of six (6) years after the Commencement Date under the Company's applicable D&O coverages and policies.

  (iii)     Legal Fees.

 (1)     The Company shall reimburse Executive for all reasonable legal fees and expenses incurred in connection with respect to his change in status to non-executive Chairman of the Board including without limitation reasonable legal fees and expenses with respect to counseling in connection with, negotiation and drafting of this Agreement.

(2)   The Company shall reimburse Executive for all reasonable legal, accounting, expert witness or other fees, costs or expenses (including negotiation and counseling fees) incurred by Executive in an effort to secure, preserve, establish entitlement to, or obtain compensation or benefits under this Agreement. The Company shall, regardless of the outcome of such effort, reimburse Executive (in accordance with this Section) for such fees and expenses.

(3)   The Company shall reimburse Executive for all reasonable legal fees and expenses of "shadow counsel" incurred in connection with any pending or future shareholder and derivative litigation or other claims against the Company in which Executive is a defendant.

(4)   The Executive's right to reimbursement of legal fees and expenses for reasons other than those specified in this Section shall be governed by the Company's by-laws.

(5)   Reimbursement of legal fees and expenses under this Section shall be made on a current basis, promptly after Executive’s written submission of a request for reimbursement together with evidence that such fees and expenses were incurred; provided that solely with respect to reimbursements made pursuant to Section 3E (iii)(2) if Executive does not substantially prevail in his efforts to secure, preserve, establish entitlement to, or obtain compensation or benefits under this Agreement, the Executive shall repay to the Company all such reimbursements.

    (iv)  Offices & Support. The Company shall provide Executive at Company expense such administrative and executive secretarial support at the Company's office(s) as Executive reasonably requires or requests in order to perform the duties and responsibilities set forth herein. In addition, the Company shall provide or reimburse Executive for the costs and expenses of setting up and maintaining a home office (including without limitation, business telephone lines, computer, printer, fax and /or copy machine and related supplies and expenses, cellular phone and/or pda, and appropriate stationary and office supplies etc.)

    (v)  Health Insurance. The Company shall reimburse Executive for the cost (including a full tax gross-up for any and all applicable federal, state or local taxes) of such health insurance coverage (group or individual) for Executive, his spouse and applicable dependents as Executive in his sole discretion shall select for calendar years 2005 and 2006 through the date of the Company's 2006 Annual Meeting.

F.  Equity.   Executive agrees that while serving as non-executive Chairman of the Board, Executive shall retain unencumbered ownership of Company stock (including any stock acquired upon exercise of the Director Options) having a value of at least $360,000. To the extent Executive owns Company stock in excess of such amount ("Additional Equity"), Executive shall, at his sole discretion, be entitled to sell any portion or all of such Additional Equity pursuant to one or a series of 10b5-1 plans adopted by him or otherwise as permitted by applicable securities laws and regulations; provided, that, if the Company notifies Executive in writing of its desire to purchase all or any portion of such Additional Equity at the current market price thereof and the Company and Executive mutually agree to the number of shares to be purchased and other customary terms and conditions of such purchase or purchases, the Executive shall agree to sell all or such portion of the Additional Equity to the Company to the extent and as permitted by applicable securities laws and regulations.

G.  Compensation upon Early Termination of this Agreement.   In the event that this Agreement is terminated pursuant to Section 2(B)(i) by the Company prior to the end of the Term, Executive shall receive a lump-sum payment as of the date of such termination of the compensation described in 3(B), above, payable for the lesser of (i) six (6) months or (ii) the remainder of the Term of the Agreement in such amount as Executive would have received if the Agreement continued during such period and Executive continued to provide Consulting Services hereunder during such period. In addition, the Company shall pay Executive in a lump-sum any and all amounts due to Executive under this Section 3 (B) and (C) for any period prior to termination of the Agreement as of the date of such termination. If this Agreement is terminated pursuant to Section 2(B)(ii) or (iii) prior to the end of the Term, Executive (or if applicable, his Beneficiary) shall receive payment hereunder through the date of termination (pro-rated if termination occurs other than on the last day of a month), payable not later than the fifteenth day of the next succeeding month.

4.  Notices.   Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to the Company:	Express Scripts, Inc. 13900 Riverport Drive Maryland Heights, MO 63403 Attention: General Counsel & Corporate Secretary
If to Executive:	Barrett A. Toan XXXXXXXXXXXX XXXXXXXXXXXX
With copy to:	Leslie A. Klein, Esq. Sonnenschein Nath & Rosenthal LLP 8000 Sears Tower Chicago, Illinois 60606 Facsimile: XXXXXXXXXX

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

5.  Entire Agreement.   This Agreement together with the Employment Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.

6.  Modification.   No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

7.  Counterparts.   This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one document.

8.  Assignment.   Company shall have the right to assign this Agreement to its successors or assigns. The terms “successors” and “assigns” shall include any person, corporation, partnership or other entity that buys all or substantially all of Company’s assets or all of its stock, or with which Company merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

9.  Binding Effect.   This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

10.  Governing Law.   The validity and effect of this Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of Missouri, without regard to the choice of law provisions, statutes, regulations or principles of this or any other jurisdiction.

11.   Non-waiver.   No failure on the part of either Executive or the Company to exercise, and no delay by either Executive or the Company in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by either Executive or the Company preclude any other or further exercise thereof or the exercise by such party of any other right, power or remedy. No express waiver or assent by either Executive or the Company of any breach of or default in any term or condition of this Agreement by the other party shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

12.  Interest.   If the Company does not pay any cash amount due to Executive under this Agreement within three business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 100 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

13.  Beneficiary.   If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in Exhibit A and thereafter as such designation may be changed by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Such payments shall be made in a lump-sum. Such payments shall not be less than the amount payable to Executive as if Executive had lived to the date of payment and were the payee. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

14.  Confidential Matters and Proprietary Information.

(a)   Executive acknowledges that during the course of performance of the Consulting Services and Additional Consulting Services, Executive will acquire and/or develop certain knowledge, data, and/or intellectual property which is confidential and/or proprietary to the Company. Such information may include, but is not limited to, information (including technical information, experience or data) regarding the Company’s products, business, plans, programs, facilities, processes, methods, systems, marketing plans, data, equipment, costs, customers and operations (collectively, the “Information”). The Information shall include all notes, memoranda, records, tapes, print-outs and other documents, including, but not limited to, all drafts, copies and excerpts thereof, embodying or referring to the Information, regardless of the medium on which such information is stored (collectively, the “Documents”). Executive shall (i) treat all such Information and Documents as the Company’s confidential and proprietary property, (iii) not use or disclose such Information or Documents to any third parties, without in each instance securing the prior written consent of the Company. All Information and Documents shall be the sole and exclusive property of the Company and shall be subject to this Section 14. Upon termination or expiration of this Agreement, Executive shall deliver all records, data, information, and other documents produced or acquired during the performance of this Agreement, including anything that contains any portion of the Information, or any of the Documents, and all copies thereof to the Company. Notwithstanding the foregoing, Executive may maintain one archival copy of all reports delivered to the Company and of all working papers necessary to support its analyses, conclusions and recommendations, provided, that all such reports and papers shall not be used for any other purpose (other than to archive and keep a record of such information), shall be retained in a place and manner sufficient to protect the confidentiality and non-disclosure of such information, shall continue to be subject to this Section 14, and shall remain the sole and exclusive property of the Company.

(b)   The obligation of confidence set forth in this Section 14 shall not apply with respect to information that: (i) is or becomes generally known to the public by a source other than Executive through no fault of Executive or (ii) is not acquired by Executive from the Company or from sources who are in breach of an obligation of confidentiality to the Company. If Executive is required to disclose any Information and/or Documents by law or a governmental agency acting within its authority or jurisdiction, or if Executive receives a subpoena or other validly issued administrative or judicial process requesting all or any portion of the Information or Documents, Executive shall (x) first immediately notify the Company of the existence, terms and circumstances surrounding such request; (y) first consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and (z) if disclosure of such Information is required or reasonably deemed appropriate, exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such portion of the Information that is to be disclosed which the Company designates.

(c)   Executive acknowledges that for purposes of providing the Consulting Services to the Company, Executive may receive information regarding certain individuals, which may include, among other things, Protected Health Information (“PHI”) as defined under the Health Insurance Portability and Accountability Act of 1996, Subtitle F, Public Law 104-191, Section 261, et seq., and any rules promulgated thereunder from time to time by the U. S. Department of Health and Human Services (the “HIPAA Rules”). Therefore, Executive shall comply with applicable state and federal laws, rules and regulations relating to the confidentiality of all such information.

15.  Deliverables, Works, and/or Intellectual Property.   All Deliverables, Works, and/or Intellectual Property (as defined in this Section 15) shall be the sole and exclusive property of the Company, shall be considered, will be, and are works made for hire for the sole and exclusive benefit of the Company, and the Company shall own any and all right, title and interest in, to, or under any Deliverables, Works, and/or Intellectual Property. Executive hereby irrevocably assigns, transfers and conveys to the Company (and shall require any of its employees, independent contractors, and agents to do so), all of its and/or their right, title and interest in, to and under the Deliverables, Works, and Intellectual Property, in the United States and throughout the world. The Company shall have the sole and exclusive right to determine whether to seek any copyright, patent, trademark, or other protections for any of the Deliverables, Works, and/or Intellectual Property, and Executive agrees that it will reasonably cooperate with the Company in any steps the Company may take to protect any Deliverables, Works and/or Intellectual Property including, but not limited to, executing any and all applications, assignments or other instruments which the Company deems desirable or necessary in order to protect, confirm, and/or enforce its rights in and to such Deliverables, Works, or Intellectual Property.

(a)   The term “Deliverables” shall mean any materials or products resulting from the performance of Consulting Services or Additional Consulting Services including, but not limited to, all presentations, programs, software, firmware, and other materials developed, made, produced, and/or delivered, under or in connection with this Agreement.

(b)   The term “Works” shall mean all works of authorship, tangible expressions, contributory works, writings, designs, models, drawings, photographs, physical property, programs, software, source code, object code, screen displays, business models, computer models, reports, documents, copyrights, derivative works, multimedia, interactive multimedia, training tools, decision trees, or the like, including, but not limited to, those that are within the subject matter covered and/or protectable under Title 17 of the U.S. Code, that are developed, made, produced, reduced to a tangible medium of expression, and/or delivered, under or in connection with this Agreement.

(c)   The term Intellectual Property shall mean any inventions, ideas, discoveries, processes, methods, systems, patent applications, patents, continuing and continuation-in-part patent applications, divisional patent applications, reissue applications, reexamination patents, copyright applications, copyrights, Works, designs, software, programs, models, trademarks, services marks, trademark applications, trademark registrations, trade dress, logos, names, slogans, marks, graphic depictions, trade secrets, confidential and/or proprietary business or technical information, or the like, including anything created, conceived, generated, reduced to practice, or otherwise developed or made by Executive, any of its employees, independent contractors, and/or agents, whether alone or with others, under or in connection with the Consulting Services or Additional Consulting Services and/or this Agreement.

       (d)   Deliverables, Works, and Intellectual Property shall not include: (i) general skills, know-how, methods, techniques, modules, and technology known and used by Executive prior to Executive’s provision of any services to the Company under this Agreement (“Tools”); (ii) commercially available software that may be used by Executive and licensed from third-parties for the development, maintenance or implementation of the work (“Third-Party Rights”). All Tools shall be and remain the property of Executive (to the extent Executive owns such rights), except to the extent that Executive hereby grants the Company a perpetual, non-exclusive, irrevocable, paid-up royalty-free, worldwide, license to use, reproduce, display, transmit, market, sell, modify, enhance, and create derivative works of any such Tools (and to have third parties perform such activities on the Company’s behalf) in connection with the Deliverables, Works, and Intellectual Property provided and/or developed hereunder.

16.  Survival.   Sections 3(E)(i), (ii), (iii) and (v), Section 3(G), Sections 14 and 15 shall survive the expiration or termination for any reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXPRESS SCRIPTS, INC. By: /s/ Gary G. Benanav Name: Gary G. Benanav Title: Director and Chairman of Compensation & Management Development Committee
EXECUTIVE: /s/ Barrett A. Toan Barrett A. Toan